POST-RETIREMENT AGREEMENT

Mr. Richard A. Meeusen
Chairman, President and Chief Executive Officer
 Badger Meter, Inc.

Re: Retirement Agreement

Dear Rich:

I am pleased to confirm in this letter (the “Agreement”) additional terms and conditions related to the valuable services that you provide to Badger Meter, Inc. (“Badger Meter” or the “Company”) and its shareholders.  This Agreement shall become effective upon being signed by you and the Company.  The benefits and support described herein are being provided in consideration for your agreement to (1) remain as the Chairman of the Board of Directors of the Company (the “Board”) for the period specified herein, (2) provide the consulting services described in Section 3, and (3) refrain from taking certain actions as described in Section 4.

1.            Retirement Date

You agree to continue to serve as Chief Executive Officer (“CEO”) of the Company until your retirement on December 31, 2018.  Beginning January 1, 2019, you agree to serve as Chairman of the Board of Directors of the Company until such time as the Board determines that your services in that role are no longer required.  In your role as a director of the Company, you will receive director compensation commensurate with the compensation paid to all other directors.

2.            Benefit Plans

Your existing unvested stock options and restricted stock shall vest as of September 30, 2018, with no further restrictions.  The original exercise period will remain in place for all outstanding stock options.  In addition, the Company shall pay out any accrued value for your outstanding but unvested long-term incentive plans as of December 31, 2018.

3.            Post-Retirement Consulting Services

For the period from December 31, 2018 until March 2, 2023 (the “Consulting Period”), you agree to make yourself reasonably available during normal working hours to consult with the CEO or the Board, or their respective delegates, at their discretion and at no additional cost, for up to 40 hours (the “Consulting Services”).  You will be reimbursed for expenses incurred in connection with providing the Consulting Services in accordance with Company policy.

4.            Conditions Applicable to Benefits and Support Granted Under This Agreement

The rights and benefits described in this Agreement are subject to the following terms and conditions (collectively, the “Conditions Precedent”):

•
Prior to the end of the Consulting Period, and other than positions you currently hold, you may not accept a position as an employee, consultant or director with another company, organization or entity that engages in substantial competition with the Company or its subsidiaries unless the Compensation Committee has otherwise consented to your service in such position; and

•	You must provide the Consulting Services if requested.

If the Company determines, in its good faith judgment, that you have not satisfied one or more of the Conditions Precedent, Badger Meter shall have the right to cease providing the value of any consideration you realize pursuant to this Agreement; provided, however, that the Company shall not have any of the rights or remedies described in this sentence unless (A) the Company gives you written notice of its intention to terminate your benefits and support under this Agreement, setting forth in reasonable detail your specific conduct that the Company considers to constitute a violation of the Conditions Precedent and the specific provision of this Section 4 on which it relies, and stating the date, time and place of a Compensation Committee meeting relating thereto (which shall be no less than thirty (30) days following the date you receive such written notice), (B) you are given an opportunity to cure such conduct within thirty (30) days following receipt of such notice, if cure is possible, and an opportunity to be heard at the Compensation Committee meeting, and (C) a resolution is duly adopted at the Compensation Committee meeting stating that, in the good faith determination of the Compensation Committee, you are guilty of the conduct described in the written notice, such conduct has not been cured and such conduct constitutes a violation of the Conditions Precedent.  It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by you and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for the breach of this Agreement by you, but shall be in addition to all other remedies at law or equity to the Company.

5.            Company Car

You will continue to have use of the Company car until the expiration of the lease in November 2019, including reimbursement for cost of operation, maintenance and insurance.

6.            Death

For the avoidance of doubt (without limitation to any rights you have under any other plan, agreement or arrangement with Badger Meter), upon your death, your surviving spouse shall be entitled to the benefits described in this Agreement, if any (you will be deemed to have complied with and satisfied all of the Conditions Precedent with respect to such benefits).

7.            Modification and Waiver

This Agreement may be amended or modified only by an agreement in writing.  The failure by you or the Company to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right that you or the Company has under this Agreement.

8.            Dispute Resolution and Governing Law

This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to the conflict of law principles thereof.  Any dispute arising out of this Agreement shall, at your election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation.  Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at your election, if you are not then residing or working in the Milwaukee, Wisconsin metropolitan area, in the judicial district encompassing the city in which you reside; provided, that, if you are not then residing in the United States, your election with respect to such venue shall be either Milwaukee, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at December 31, 2018) which is closest to your residence.  The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

9.            Section 409A

You and the Company intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A.  If any in-kind benefit or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (a) the amount of the in-kind benefit or expense reimbursement during one taxable year shall not affect the amount of the in-kind benefits or expense reimbursement during any other taxable year, (b) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (c) the right to in-kind benefits or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

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[Signatures follow on the next page.]

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention. Thank you. We look forward to your continued leadership.

/s/ Todd Teske                                                                                                                                                        /s/ Gale Klappa

Todd Teske, Lead Director                                                                                                                              Gale Klappa, Chair, Compensation Committee

Read and Accepted:

/s/ Richard A. Meeusen                                                                                                                                Date:  September 24, 2018
 Richard A. Meeusen

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